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                                                                       EXHIBIT g

                          INVESTMENT ADVISORY AGREEMENT

         INVESTMENT ADVISORY AGREEMENT (the "Agreement") made this ____ day of ___________, 2004, by and between BRANTLEY MEZZANINE CAPITAL CORP., a Maryland corporation (the "Company"), and BRANTLEY CAPITAL MANAGEMENT, L.L.C., a Delaware limited liability company (the "Adviser").

         WHEREAS, the Company is a newly organized, closed-end non-diversified investment company that has elected business development company status under the Investment Company Act of 1940, as amended (collectively, with the rules and regulations promulgated thereunder, the "Investment Company Act");

         WHEREAS, the Adviser is an investment adviser registered as such under the Investment Advisers Act of 1940, as amended (collectively, with the rules and regulations promulgated thereunder, the "Advisers Act"); and

         WHEREAS, the Company desires to retain the Adviser to furnish investment advisory services to the Company on the terms and conditions hereinafter set forth, and the Adviser wishes to be retained to provide such services;

         NOW THEREFORE, in consideration of the mutual promises and covenants herein contained, it is agreed by and between the parties hereto as follows:

         1.       DUTIES OF THE ADVISER.

                  (a) The Company hereby employs the Adviser to act as the investment adviser to the Company and to manage the investment and reinvestment of the assets of the Company, subject to the supervision of the Board of Directors of the Company (the "Board"), for the period and upon the terms herein set forth, in accordance with (i) the investment objectives, policies and restrictions that are set forth in the Company's Registration Statement on Form N-2, as such investment objectives, policies and restrictions may be amended from time to time,
         (ii) the Investment Company Act, (iii) all other applicable federal and state securities and commodities laws, rules and regulations, and (iv) the Company's articles of incorporation and by-laws, as such articles of incorporation and by-laws may be amended from time to time.

                  (b) Without limiting the generality of the foregoing paragraph (a), the Adviser shall, during the term and subject to the provisions of this Agreement: (i) determine the composition of the portfolio of the Company, the nature and timing of the changes therein and the manner of implementing such changes; (ii) identify, evaluate and negotiate the structure of the investments made by the Company;
         (iii) close, monitor and service the Company's investments; (iv) determine the securities and other assets that the Company will purchase, retain, or sell; (v) recommend to the Valuation Committee of the Board the fair value of the Company's investments which are not publicly traded debt or equity securities based upon the valuation guidelines adopted by the Board; and (vi) provide the Company with such other investment advisory, research and related services as the Company may, from time to time, reasonably require for the investment of the Company's assets. The Adviser shall have the power and authority on behalf of the

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         Company to effectuate its investment decisions for the Company, including the execution and delivery of all documents relating to the Company's investments and the placing of orders for other purchase or sale transactions on behalf of the Company. In the event that the Company determines to acquire debt financing, the Adviser will arrange for such financing on the Company's behalf, subject to the oversight and approval of the Board.

                  (c) The Adviser shall keep and preserve for the period required by the Investment Company Act any books and records related to the provision of investment advisory services to the Company and required to be maintained under Rule 31a-2 under the Investment Company Act for an investment adviser to a business development company, and shall render to the Board such periodic and special reports as the Board may reasonably request. The Adviser agrees that any records that it maintains for the Company as required under the Investment Company Act are the property of the Company and will surrender promptly to the Company any such records upon the Company's request, provided that (i) the Adviser may retain a copy of such records, and (ii) nothing contained herein shall prevent the Adviser from using the performance track record of the Company following any termination of this Agreement.

                  (d) The Adviser hereby accepts such employment and agrees during the term hereof to render the services described herein for the compensation provided herein.

                  (e) The Adviser shall for all purposes herein provided be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Company.

                  (f) The Adviser agrees that its activities with respect to the Company will at all times be in compliance in all material respects with applicable federal securities and state securities laws governing its operations and investments.

         2. USE OF SUB-INVESTMENT ADVISER. The Adviser may, subject to the approvals required under the Investment Company Act, employ a sub-investment adviser to assist the Adviser in the performance of its duties under this Agreement. Such use does not relieve the Adviser of any duty or liability it would otherwise have under this Agreement. Compensation of any such sub-investment adviser for services provided and expenses assumed under any agreement between the Adviser and such sub-investment adviser permitted under this paragraph is the sole responsibility of the Adviser.

         3. SERVICES NOT EXCLUSIVE. The services furnished by the Adviser hereunder are not to be deemed exclusive and the Adviser and its affiliates shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby. Nothing in this Agreement shall limit or restrict the right of any manager, officer, agent or employee of the Adviser or its affiliates, who may also be a manager, officer, agent or employee of the Company, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or dissimilar nature.

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         4.       EXPENSES.

                  (a) The Company will pay all expenses (including without limitation accounting, legal, printing, clerical, filing, and other expenses) incurred in connection with the organization of the Company and the initial offering of its shares of its common stock (the "Offering"). Except as otherwise expressly provided for in Section 4(b) of this Agreement, during the term of this Agreement the Company will bear all of its expenses incurred in its operations including but not limited to the following: (i) brokerage and commission expense and other transaction costs incident to the acquisition and dispositions of investments; (ii) federal, state, and local taxes and fees, including transfer taxes and filing fees, incurred by or levied upon the Company;
         (iii) interest charges and other fees in connection with borrowings by the Company; (iv) fees and expenses payable to the SEC and any fees and expenses of state securities regulatory authorities; (v) expenses of printing and distributing reports and notices to stockholders; (vi) costs of proxy solicitation; (vii) costs of meetings of stockholders and the Board; (viii) charges and expenses of the Company's custodian, administrator, transfer and dividend disbursing agent, and accounting agent; (ix) compensation and expenses of the Company's directors who are not interested persons of the Company or the Adviser, and of any of the Company's officers who are not interested persons of the Adviser; expenses of all directors in attending meetings of the Board or stockholders; (x) legal and auditing expenses, including expenses incident to the documentation for, and consummation of, transactions;
         (xi) costs of certificates representing the shares of the Company's common stock; (xii) costs of stationery and supplies; (xiii) the costs of membership by the Company in any trade organizations; (xiv) expenses associated with litigation and other extraordinary or non-recurring expenses; (xv) any insurance premiums; and (xvi) the costs of providing significant managerial assistance offered to and accepted by the recipient of Company investments.

                  (b) The expenses to be borne by the Adviser are limited to the following: (i) all costs and fees incident to the identification, selection and investigation of prospective Company investments, including associated due diligence expenses such as travel expenses and professional fees (but excluding legal and accounting fees and other costs incident to the closing, documentation, or consummation of such transactions), (ii) the cost of adequate office space for the Company and the Adviser and all necessary office equipment and services, including telephone service, heat, utilities, and similar items; (iii) the salaries and expenses of Adviser's employees and personnel; and (iv) the costs of providing the Company with such corporate, administrative, and clerical personnel (including directors and officers of the Company who are interested persons of the Adviser and are acting in their respective capacities as directors and officers of the Company) as the members of the Adviser reasonably deem necessary or advisable to perform the investment advisory services required to be performed by the Adviser under this Agreement.

                  (c) The Company may pay directly any expenses incurred by it in its normal operations and, if any such payment is consented to by the Adviser and acknowledged as otherwise payable by the Adviser pursuant to this Agreement, the Company may reduce the fee payable to the Adviser pursuant to Section 5 thereof by such amount. To the

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         extent that such deductions exceed the fee payable to the Adviser on any quarterly payment date, such excess shall be carried forward and deducted in the same manner from the fee payable on the next succeeding quarterly payment date.

                  (d) The payment or assumption by the Adviser of any expense of the Company that the Adviser is not required by this Agreement to pay or assume shall not obligate the Adviser to pay or assume the same or any similar expense of the Company on any subsequent occasion.

         5.       COMPENSATION.

                  (a) The Company agrees to pay the Adviser, and the Adviser agrees to accept as compensation for the services provided hereunder, a base management fee ("Base Management Fee") and an incentive fee ("Incentive Fee") as hereafter set forth. The Adviser may agree to temporarily or permanently waive, in whole or in part, the Base Management Fee and/or the Incentive Fee.

                  (b) The Base Management Fee shall be calculated at an annual rate of 2.5% of the Company's net assets up to $100 million and 2.0% of the Company's net assets in excess of $100 million. To the extent the Company incurs indebtedness to make investments in portfolio companies, the Base Management Fee will also include an amount equal to an annual rate of 1.5% of the outstanding aggregate amount of indebtedness that is, as of the end of such calendar quarter, invested in portfolio companies ("Outstanding Employed Indebtedness"). The Base Management Fee will be payable quarterly, in arrears, promptly following the end of each calendar quarter and shall be calculated based on the value of the Company's net assets and Outstanding Employed Indebtedness at the end of the most recently completed calendar quarter.

                  (c) The Incentive Fee shall consist of two parts, as follows:

                           (1) One part will be calculated and payable quarterly in arrears promptly following the end of the quarter based on the Net Investment Income (as defined below) for the immediately preceding calendar quarter (the "Income Fee"). For each quarterly payment of the incentive fee payable with this
                           Section 5(c)(i), the Company shall pay the Adviser 20% of Net Investment Income, expressed as a rate of return on the value of the Company's net assets at the end of the immediately preceeding calendar quarter, in excess of the Quarterly Preferred Return Amount. "Net Investment Income" means (i) interest income, dividend income and any other income earned by the Company during the calendar quarter, including any consulting or other fees the Company receives from any portfolio company or entity in which it owns securities, but excluding any net realized capital gains relating to the Company's investments, minus
                           (ii) the Company's operating expenses during such calendar quarter, including the Base Management Fee and any interest expense and dividends paid on any outstanding indebtedness or preferred stock, if any, of the Company, but excludes the Incentive Fee payable under this Section

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                           5(c) during such quarter. The "Quarterly Preferred
                           Return Amount" shall equal 2% per calendar quarter.

                           (ii) The second part of the Incentive Fee (the "Capital Gains Fee") will be determined and payable in arrears as of the end of each calendar year (or upon termination of this Agreement as set forth below) promptly following the end of such calendar year, commencing on December 31, 2004, and will equal 20.0% of the Company's net realized capital gains for the calendar year less any net unrealized capital losses at the end of such year.

                  (d) If this Agreement becomes effective or terminates before the end of any fiscal quarter, the Base Management Fee and Incentive Fee for the period from the effective day to the end of the fiscal quarter or from the beginning of such quarter to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full fiscal quarter in which such effectiveness or termination occurs. In the event that this Agreement shall terminate as of a date that is not a calendar year end, the termination date shall be treated as though it were a calendar year end for purposes of calculating and paying a Capital Gains Fee.

                  (e) If (i) the Adviser, (ii) a manager, officer, agent or employee of the Adviser, (iii) a company controlling, controlled by, or under common control with the Adviser, or (iv) a director, officer, agent or employee of any such company receives any compensation from a company whose securities are held in the Company's portfolio in connection with the provision to that company of significant managerial assistance, the compensation due to the Adviser hereunder shall be reduced by the amount of such fee. If such amounts have not been fully offset at the time of termination of this Agreement, the Adviser shall pay such excess amounts to the Company upon termination.

         6. LIMITATION OF LIABILITY OF THE ADVISER; INDEMNIFICATION. The Adviser (and its officers, managers, agents, employees, controlling persons, members and any other person or entity affiliated with the Adviser) shall not be liable to the Company for any action taken or omitted to be taken by the Adviser in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an investment adviser of the Company, except to the extent specified in Section 36(b) of the Investment Company Act concerning loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services, and the Company shall indemnify the Adviser (and its officers, managers, agents, employees, controlling persons, members and any other person or entity affiliated with the Adviser) (collectively, the "Indemnified Parties") and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys' fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Company or its security holders) arising out of or otherwise based upon the performance of any of the Adviser's duties or obligations under this Agreement or otherwise as an investment adviser of the Company. Notwithstanding the preceding sentence of this Section 6 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any

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liability to the Company or its security holders to which the Indemnified
Parties would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Adviser's duties or by reason of the reckless disregard of the Adviser's duties and obligations under this Agreement. Notwithstanding any termination of this Agreement, the provisions of Paragraph 6 of this Agreement shall remain in full force and effect, and the Adviser (and its officers, managers, agents, employees, controlling persons, members and any other person or entity affiliated with the Adviser) shall remain entitled to the benefits thereof.

         7.       DURATION AND TERMINATION.

                  (a) This Agreement shall become effective as of the date hereof and shall continue in effect for two years thereafter and subsequently for successive periods of one year, subject to the provisions for termination and all of the other terms and conditions hereof if such continuation shall be specifically approved at least annually (i) by the vote of a majority of the directors of the Company, cast in person at a meeting called for that purpose, or by the vote of a majority of the outstanding voting securities of the Company and (ii) by the vote of a majority of the Company's directors who are not parties to this Agreement or "interested persons" (as such term is defined in Section 2(a)(19) of the Investment Company Act) of any such party, in accordance with the requirements of the Investment Company Act.

                  (b) This Agreement may be terminated at any time, without penalty, by the directors of the Company or by the shareholders of the Company acting by the vote of at least a majority of its outstanding voting securities, provided in either case that 60 days' written notice of termination be given to the Adviser at its principal place of business. This Agreement may also be terminated by the Adviser at any time by giving 60 days' written notice of termination to the Company, addressed to its principal place of business.

         8. NOTICE. Any notice under this Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party at such address as such other party may designate for the receipt of such notice.

         9. PROPRIETARY RIGHTS. The Adviser has proprietary rights in the Company's name. The Company acknowledges and agrees that the Adviser may withdraw the use of such names from the Company should it cease to act as the investment adviser to the Company.

         10. NOTICE OF FILING OF ARTICLES OF INCORPORATION. All parties hereto are expressly put on notice of the Company's Articles of Incorporation and all amendments thereto, all of which are on file with the State Department of Assessments and Taxation of the State of Maryland, and the limitation of director, officer, agent, employee and stockholder liability contained therein. This Agreement has been executed by and on behalf of the Company by its representatives as such representatives and not individually, and the obligations of the Company hereunder are not binding upon any of the directors, officers, agents, employees or stockholders of the Company individually but are binding upon only the assets and property of the Company.

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         11.      AMENDMENT OF THIS AGREEMENT. This Agreement may be amended by the mutual consent of the parties in writing, but the consent of the Company must be obtained in accordance with the requirements of the Investment Company Act.

         12. ASSIGNMENT. This Agreement shall terminate automatically in the event of any assignment (within the meaning of the Investment Company Act) of this Agreement.

         13. GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of Maryland, without giving effect to the conflicts of laws principles thereof, and in accordance with the Investment Company Act. To the extent that the applicable laws of the State of Maryland conflict with the applicable provisions of the Investment Company Act, the Investment Company Act shall control.

         14. MISCELLANEOUS. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors. As used in this Agreement, the terms "majority of the outstanding voting securities", "affiliated person", "interested person", "assignment", "investment adviser", "net assets", "security", and "significant managerial assistance" shall have the same meaning as such terms have in the Investment Company Act, subject to such exemption as may be granted by the Commission by any rule, regulation, or order. Where the effect of a requirement of the Investment Company Act reflected in any provision of this Agreement is relaxed by a rule, regulation, or order of the Commission, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation, or order.

         15. ENTIRE AGREEMENT. This Agreement is the entire contract between the parties relating to the subject matter hereof and supersedes all prior agreements between the parties relating to the subject matter hereof.

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         IN WITNESS WHEREOF, the Company and the Adviser have caused this
Agreement to be executed as of the day and year first above written.

                                             BRANTLEY MEZZANINE CAPITAL CORP.

                                             By: ______________________________
                                             Name: ____________________________
                                             Title: ___________________________

ATTEST: ________________________
Name: ___________________________
Title: ____________________________

                                             BRANTLEY CAPITAL MANAGEMENT, L.L.C.

                                             By: ______________________________
                                             Name: ____________________________
                                             Title: ___________________________

ATTEST: ________________________
Name: ___________________________
Title: ____________________________